Exhibit 99.1

GWG Holdings Introduces New $150 Million Redeemable Preferred Stock Offering

MINNEAPOLIS, April 3, 2017 -- GWG Holdings, Inc. (Nasdaq: GWGH), the parent company of GWG Life, a financial services company committed to transforming the life insurance industry through disruptive and innovative products and services, announced today that it has begun offering $150 million in publicly registered non-traded shares of redeemable preferred stock .

The offering, known as Series 2 Redeemable Preferred Stock, offers a qualified company annual dividend, paid monthly. The offering price is $1,000 per share with a minimum investment of $10,000. GWG Holdings is offering up to $150 million of redeemable preferred stock in this offering.

GWG Holdings plans to use the net proceeds from the offering of the shares primarily to purchase and finance additional life insurance assets but may use the net proceeds to service and retire outstanding debt obligations and for other operating and corporate purposes. Emerson Equity LLC is serving as the managing broker-dealer for the offering, which is being sold through a network of participating dealers and licensed financial advisors and representatives.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of GWG Holdings. Offers and sales may only be made by means of a prospectus, a copy of which may be obtained by sending a request to GWG Holdings at invest@gwglife.com or via telephone at (877) 494-2388. A prospectus may also be obtained at the SEC's website at www.sec.gov. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933.

For more information about GWG Holdings, email info@gwglife.com or visit www.gwgh.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "would," "target" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about our estimates regarding future revenue and financial performance. We may not actually achieve the expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the expectations disclosed in the forward-looking statements we make. More information about potential factors that could affect our business and financial results is contained in our filings with the Securities and Exchange Commission, specifically including our registration statement on Form S-1 and any amendments and post-effective amendments thereto. Additional information will also be set forth in our future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that we make with the Securities and Exchange Commission. We do not intend, and undertake no duty, to release publicly any updates or revisions to any forward-looking statements contained herein.